Exhibit 10.40

RETIREMENT AND CONSULTING AGREEMENT

This RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”) is made and dated as of December 9, 2016, by and between Cempra, Inc., a Delaware corporation with its principal executive offices at 6340 Quadrangle Drive, Suite 100, Chapel Hill, NC 27517 (the “Company”), and Prabhavathi Fernandes, Ph.D, a citizen and resident of Orange County, North Carolina residing at 203 Old Franklin Grove Drive, Chapel Hill, NC 27514 (the “Executive”).

WHEREAS, the Executive is employed as President and Chief Executive Officer of the Company pursuant to an Executive Employment Agreement dated as of August 9, 2013, as amended on October 13, 2015 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company’s Board of Directors (the “Board”) have mutually determined that it is an appropriate time for the Executive to retire, for the Executive’s employment to terminate and for the Company to transition to new leadership and therefore wish to set forth the terms of such retirement, termination and transition; and

WHEREAS, the Executive and the Board wish to provide for the Executive’s ongoing assistance to the Company as a consultant during the Consulting Period (as defined below).

NOW, THEREFORE, in order to provide for an orderly transition and in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.	Retirement, Resignation; Consulting Period; Consulting Fees.

(a)Effective as of December 9, 2016 (the “Transition Date”), the Executive retired from employment with the Company and all of its affiliates and ceased to serve as President and Chief Executive Officer of the Company and as a member of the Board.  In furtherance thereof, the Executive hereby acknowledges that she has resigned from (i) her position as President and Chief Executive Officer of the Company, (ii) her employment with the Company and its affiliates, (iii) the Board and (iv) any other position that she holds with the Company and any affiliate of the Company, in each case effective as of the Transition Date.  The Executive and the Company each hereby waive any advance notice period which otherwise may have been required in connection with the Executive’s termination of employment.

(b)For the period commencing on the Transition Date and ending on the first anniversary of the Transition Date, subject to monthly extensions by the mutual agreement of the parties (the “Consulting Period”), the Executive shall provide consulting services to the Company for a maximum of twenty (20) hours per week as a non-employee consultant, which services shall consist of assisting the Company with the transition of the Executive’s duties to the Company’s new leadership team, assisting the Company’s executive team, its Board and other senior Company personnel with respect to specific projects and providing assistance with respect to any investigative, administrative or regulatory proceeding (including pending litigation matters involving the Company) as requested from time to time.  The Executive’s consulting services are expected to include travel to and participation in the ECCMID conference in Vienna Austria on April, 2017 (subject to the Company's determination that such participation is not inconsistent with the Company's business objectives) and expenses for such travel and participation shall be reimbursed or paid by the Company in accordance with past practice.

(c)During the Consulting Period, the Company shall pay the Executive a consulting fee of $35,000 per month (such fee, the “Consulting Fee”), payable monthly in arrears.  In addition, each option to acquire shares of the Company previously issued to the Executive shall continue to vest and remain outstanding in accordance with the terms of such option during the Consulting Period as if the Executive were still employed by the Company.  The Company shall reimburse the Executive for all pre-approved reasonable business expenses incurred by the Executive during the Consulting Period in connection with providing the consulting services hereunder. The Executive shall bill the Company monthly for all such expenses (including providing reasonably required documentation of such expenses), which invoices the Company shall pay in accordance with the Company’s expense reimbursement policy.

(d)It is understood by the Parties hereto that the Executive shall at all times during the Consulting Period be an independent contractor with respect to the Company and there shall not be implied any relationship of employer-employee, partnership, joint venture, principal and agent or the like by the agreements contained herein.  The Executive shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company or its affiliates, except as may be elected by the Executive pursuant to COBRA.

2.

Eligibility for Certain Payments and Benefits. The Executive is currently party to the Employment Agreement.  Provided that (i) the Release (as described in Section 3 below) becomes effective, the Parties agree that the termination of the Executive’s employment described in Section 1(a) hereof will be treated as a termination of employment governed by Section 10(d) of the Employment Agreement.   Accordingly, if the Release becomes effective, the Executive will be entitled to the severance payments and benefits described in Section 10(d) of the Employment Agreement (as modified by the provisions of this Agreement) and the other benefits described in Section 4 (the “Severance Benefits”), which shall be paid or provided as is described in Section 4.

3.

Release.  Pursuant to the Employment Agreement, in order to receive the Severance Benefits, the Executive is required to execute, following the Transition Date, a release in favor of the Company in the form attached hereto as Exhibit A (the “Release”) within sixty (60) days following the Transition Date and not revoke such a release within seven (7) days from execution.  In the event that the Executive does not timely execute the Release or timely revokes the Release, the Executive will not be entitled to the Severance Benefits and the parties’ agreement with respect to the consulting services and the Consulting Fee will be deemed to be null and void, ab initio.

4.	Accrued Payments and Benefits and Severance Payments and Benefits.

(a)Accrued Payments and Benefits; Payment in Lieu of Notice.  The Company shall pay and provide the Executive with her accrued base salary (in accordance with the Company’s normal payroll schedule) and benefits through the Transition Date, with such benefits (including any accrued and unused vacation) to be provided in accordance with the terms of the applicable Company plan or arrangement.  The Company will also pay to the Executive, in consideration of the Executive’s waiver of the notice period provided under the Employment Agreement, the amount of $45,000, which amount will be payable as soon as practicable following the Transition Date.

(b)2016 Annual Bonus.  In lieu of the pro-rated annual bonus due to the Executive pursuant to Section 10(d) of the Employment Agreement upon a termination of employment, the Company will pay to the Executive an annual bonus in respect of 2016 in the amount of $280,260, which amount will be payable as soon as practicable following the Transition Date.

(c)Continued Payments.  Subject to the effectiveness of the Release, the Company shall continue to pay the Executive’s Base Salary during the eighteen (18) month period following the Transition Date, at the current annual rate of $540,000 payable in accordance with the Company’s payroll schedule (with such payments to commence on the first Company payroll date which occurs on or following the 61st day following the Transition Date (the “Payment Commencement Date”) and with any payments which would otherwise have been payable during such 61 day period being paid on the Payment Commencement Date.  In addition (also subject to the effectiveness of the Release), the Company shall pay to the Executive an amount equal to one and one half times her Target Bonus (as defined in the Employment Agreement) based upon the average percentage of achievement of target objectives for the prior three (3) years, which amount shall be payable in eighteen (18) equal monthly payments (commencing on the Payment Commencement Date and with any payments which would otherwise have been payable during such 61 day period being paid on the Payment Commencement Date).  For the avoidance of doubt, the aggregate gross amount payable pursuant to the preceding sentence is agreed to be $420,390.    In addition, the Company will continue to reimburse the Executive for her international calling plan charges in accordance with past practice, through January, 2017.

(d)COBRA.  Subject to the effectiveness of the Release, the Company shall pay to the Executive an amount equal to the Executive’s applicable COBRA premiums for the eighteen (18) month period immediately following the Termination Date.

(e)Treatment of Equity Awards.  Subject to the effectiveness of the Release, upon the conclusion of the Consulting Period, all of the Executive’s then outstanding and unvested stock options with respect to Company shares shall become fully vested. In addition, if the Consulting Period ends prior to the second anniversary of the Transition Date,  such stock option awards shall remain outstanding and exercisable following the conclusion of the Consulting Period for the period ending on the second anniversary of the Transition Date, notwithstanding the termination of employment and consulting services.

(f)Other Matters. The Executive hereby acknowledges that, in connection with her termination of employment with the Company or any event subsequent to such termination, the Executive shall not be entitled to receive from the Company or an affiliate any severance pay or benefits except as described in Section 4(b)-(e) and that the payments described in Section 4(b)-(e) are in full satisfaction of the Company’s severance obligations to the Executive.  All payments and benefits referenced hereunder, other than the Consulting Fee, shall be subject to required tax withholding.

(g)Change in Control.  Notwithstanding anything in this Agreement to the contrary (but subject to the effectiveness of the Release), in the event that following the Transition Date there occurs a “Change in Control” (as such term is defined in the Cempra, Inc. 2011 Equity Incentive Plan), then (i) upon such Change in Control all of the Executive’s then outstanding and unvested stock options from the Company shall become immediately vested and exercisable and (ii) all unpaid amounts under Section 1(c) shall become immediately due and payable, within ten business days following such Change in Control (provided that the timing of such payments shall not be changed to the extent that such change would result in application of an excise tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (along with the Treasury regulations with respect thereto, “Section 409A”), upon the Executive).

5.

Mutual Non-Disparagement; Communication.  In consideration of the Company’s execution of this Agreement, the Executive furthers agree that from and after the date hereof, she will not disparage or subvert, or make any statement that could reasonably be viewed as reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, and including, but not limited to, any matters relating to the operation or management of the Company, the Executive’s employment and the termination of such employment; provided that the foregoing shall not prohibit truthful testimony that is compelled in any legal proceeding, it being agreed that the Executive will give the Company reasonable prior notice of any compelled testimony.  The Company agrees that it will instruct its officers and directors, from and after the date hereof, not to disparage the Executive, including but not limited to, any matters relating to the operation or management of the Company, the Executive’s employment and termination of the Executive’s employment; provided that the foregoing shall not prohibit truthful testimony that is required in any legal proceeding, it being agreed that the Company will use its reasonable best efforts to give the Executive reasonable prior notice of any compelled testimony.  Without limiting the foregoing, the Executive agrees that, prior to making any public statement to a third party (or any statement which could reasonably be expected to become public) regarding the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, and including, but not limited to, any matters relating to the operation or management of the Company, the Executive’s employment and the termination of such employment, the Executive agrees (1) to notify the Company’s President (the “Company Contact”) of such impending statement and (2) to follow the reasonable direction of the Company Contact in making any such statement.

6.

Permitted Disclosures.  Pursuant to 18 U.S.C. § 1833(b), the Executive understands that she will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to her attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  The Executive understands that if she files a lawsuit for retaliation by the Company for reporting a suspected violation of law, she may disclose the trade secret to her attorney and use the trade secret information in the court proceeding if she (y) files any document containing the trade secret under seal, and (z) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement, or any other agreement that the Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Further, nothing in this Agreement or any other agreement that the Executive has with the Company shall prohibit or restrict her from making any voluntary disclosure of information or documents concerning possible securities law violations to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

7.	Entire Agreement.

(a)This Agreement supersedes the Employment Agreement and the Executive’s Change in Control Severance Agreement with the Company, dated August 9, 2013, except that the provisions of Sections 7(as modified below), 10(g), 10(h), 10(i) of the Employment Agreement shall remain in effect in accordance with their terms and the Executive hereby affirms the effectiveness of such provisions. The Executive’s Confidentiality and Assignment and Inventions Agreement with the Company shall remain in effect in accordance with its terms, as shall the Executive’s option agreements, as modified by Section 4(e) hereof.  Except as specified above, this Agreement represents the entire agreement of the parties regarding the subject matter hereof.  The Executive represents that, in executing this Agreement, the Executive has not relied upon any representation or statement made by the Company or any affiliate of the Company, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.

(b)Notwithstanding the foregoing, Section 7 (a)(i) of the Employment Agreement is hereby modified to read as follows:

Within the Restricted Territory (as defined in subsection (b) below), engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise) that develops, manufactures, markets, licenses or sells any pharmaceutical antibiotic products that either (1) involve macrolides or fusidic acid or (2) compete with the products being sold or developed by the Company (provided that in order to be covered by clause (2), such products must have been sold or developed by the Company either during the Executive’s employment with the Company or during the Consulting Period) (collectively, the "Competitive Products") in any management or executive role in which Executive would perform duties that are the same or substantially similar to those duties actually performed by Executive for the Company prior to the termination of Executive's employment or in any position where Executive or such business or enterprise would benefit from Executive's use or disclosure of the Company's Proprietary Information as defined in the Confidentiality and Assignment of Inventions Agreement;

8.

Section 409A.  The Company and the Executive each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Section 409A and that each party’s tax reporting shall be completed in a manner consistent with such view.  The Company and the Executive each agree that upon the Transition Date, the Executive experienced a “separation from service” for purposes of Section 409A.

9.

Return of Company Property and Information.   Within five calendar (5) days following the Transition Date or at such later date as may be agreed to by the Company, Executive shall return to the Company all materials containing Company Information (as defined below), and any copies, duplicates, reproductions or excerpts thereof, including, but not limited to, documents and memoranda, and all other property belonging to the Company which in each case is in the Executive’s possession or control.  The term Company Information as used in this Agreement means (a) confidential information including, without limitation, information received from third parties under confidential conditions; and (b) other technical, business or financial information which the Company regards as confidential and the use or disclosure of which might reasonably be considered to be contrary to the interests of the Company.   The Company will provide the Executive with such documents and other Company information as the Company deems reasonably necessary to permit the Executive to perform the consulting services described in Section 1(b).  The Executive shall be permitted to retain her existing computer, printer and docking station.

10.

Cooperation.  The Executive agrees that, from and after the Transition Date, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, the Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or any of its affiliates, that relates to events as to which the Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that the Company shall reimburse the Executive for expenses reasonably incurred in connection with any such cooperation following the Consulting Period, and further provided that any such cooperation shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with the Executive’s business or personal affairs.  To the extent that the Executive provides services to the Company under this Section 10 following the Consulting Period, the Company will pay to the Executive a per diem for such services of $350 per hour.

11.	Time and Disclosures. Executive acknowledges that she has been given at least twenty-one (21) days to consider whether to execute this Agreement and the Release.
12.	Executive Acknowledgement. The Executive acknowledges that:

(a)The Executive has carefully read all provisions of this Agreement and the Release and fully understands what those provisions mean.

(b)The Executive has been advised by the Company of her right to review this Agreement with her legal counsel and other advisors prior to executing it.

(c)The Executive is entering into this Agreement of the Executive’s own free will and choice, without being pressured, forced or coerced into signing in exchange for good and valuable consideration on the part of the Company.  The Executive is in good health and of sound mind, and there is no reason why the Executive would be unable to make a knowing and voluntary decision to agree to this Agreement.

(d)The Executive understands and agrees that if any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of the Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered and the remainder of the Agreement shall remain valid and enforceable in accordance with its terms.

13.	No Admission of Wrongdoing. Nothing herein is to be deemed to constitute an admission of wrongdoing by the Executive, the Company or any of its affiliates.
14.	Miscellaneous.

(a)This Agreement is governed by and will be construed and interpreted in accordance with the laws of the State of North Carolina, without reference to its conflict of laws principles.

(b)Any dispute arising out of, or relating to, this Agreement or the breach thereof, or regarding the interpretation thereof (except for any disputes arising out of or related to the Executive’s Confidentiality and Assignment of Inventions Agreement, the provisions of Section 7 of the Employment Agreement or the provisions of Section 5 hereof), shall be finally settled by binding arbitration conducted in Raleigh, North Carolina and administered by the American Arbitration Association (“AAA”) pursuant to its then-current Employment Arbitration Rules and Mediation Procedures (available at www.adr.org). The arbitration shall be conducted by a single experienced arbitrator or retired judge, to be chosen via the AAA’s selection procedures. The arbitrator’s award shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator may award monetary damages and, in the arbitrator’s discretion, attorneys’ fees and/or costs to the prevailing party if allowed by statute. The arbitrator may not award punitive damages or any other type of exemplary damages unless such damages are specifically authorized by statute.

Any filing fees and the fees and costs of the arbitrator shall be paid equally by the Company and Executive. Each party shall pay the fees of its or her attorneys, the expenses of its or her witnesses, and any other expenses that party incurs in connection with the arbitration. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of the Executive’s Confidentiality and Assignment of Inventions Agreement, the provisions of Section 7 of the Employment Agreement and the provisions of Section 5 hereof, the parties hereby submit to the sole and exclusive jurisdiction of the state or federal courts sitting in Orange County, North Carolina, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it or her if sent by registered mail addressed to it or her at the address referred to in Section 14(g) of this Agreement.

(c)This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d)This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets, but no such assignment shall release the Company of any of its obligations hereunder.

(e)This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(h)As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(i)The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j)This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(k)Executive acknowledges that she has been advised by the Company to seek the advice of independent legal counsel prior to entering into this Agreement. The Company agrees to reimburse Executive up to $7,500 for the services of such counsel.

THE EXECUTIVE IS ADVISED TO READ THIS DOCUMENT AND THE RELEASE CAREFULLY.   THIS DOCUMENT AND THE RELEASE ARE LEGAL DOCUMENTS.  THEY INCLUDE AN AGREEMENT BY THE EXECUTIVE TO GIVE UP ALL KNOWN AND UNKNOWN CLAIMS AGAINST  THE COMPANY, ITS SUCCESSORS, SUBSIDIARIES AND AFFILIATES (AND THE OTHER RELEASED PARTIES DESCRIBED IN THE RELEASE).

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

CEMPRA, INC.

By:	/s/ Sherrill Neff	12/11/2016
	Name: P. Sherrill Neff	Date
Title: Authorized Member, Board of Directors

Prabhavathi Fernandes, Ph.D

/s/ Prabavathi Fernandes		12/12/2016
Date

EXHIBIT A

RELEASE OF CLAIMS

This General Release of Claims (the "General Release") is being executed by Prabhavathi Fernandes, Ph.D (the "Executive"), for and in consideration of certain amounts payable under the Retirement and Consulting Agreement, dated December 9, 2016 (the “Retirement Agreement”).  The Executive agrees as follows:

The Executive, on behalf of herself and her agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company, and any and all of the affiliates, stockholders, officers, directors, employees, agents, counsel, and successors and assigns of the Company, from any and all rights, complaints, claims, charges, demands, damages, lawsuits, actions, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands, liabilities and causes of action of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (each a “Claim,” collectively, “Claims”)  which (i) she has or may have against any one or more of them by reason of any event, matter, cause or thing which has occurred prior to the date this General Release is executed by the Executive including, but not limited to:  (A) any Claims arising under any federal, local or state statute or regulation, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., § 12101 et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d), the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.,, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Act, and the North Carolina Equal Employment Practices Act, each as amended and including each of their respective implementing regulations, (B) all common law Claims  including, but not limited to, actions in tort and defamation, (C) any Claim (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above, and (D) any Claims relating in any way to her employment with the Company; (ii) arise out of or relate to the termination of the Executive’s employment; (iii) arise out of or relate to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options (except as otherwise set forth in the Retirement Agreement); or (iv) arise under or relate to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and the Executive; provided, however, that nothing herein is intended to be construed as releasing the Company from: (w) any Claims that the Executive may have that cannot be waived under applicable law, (x) any obligation set forth in the Retirement Agreement, (y) any rights or potential claims for indemnification as otherwise available to the Executive as an officer, director, agent or in any other capacity or (z) any claims for earned and accrued benefits under employee benefit plans.

The Executive acknowledges and agrees that the Company has fully satisfied any and all obligations whatsoever owed to her arising out of her employment with the Company and that, except as set forth in the Retirement Agreement, no further payments or benefits are owed to her by the Company.

A-1

The Executive acknowledges that this is a General Release, and she agrees and understands that she is specifically releasing all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq, as amended by the Older Workers Benefit Protection Act.  The Executive acknowledges that she has read and understands the foregoing General Release and executes it voluntarily and without coercion and that, in exchange for signing and not timely revoking her consent to this General Release, she will receive payments and benefits which she would not otherwise be entitled to receive.  She further acknowledges that she is being advised herein in writing to consult with an attorney of her choosing prior to executing this General Release, and that she has had more than twenty-one (21) calendar days within which to consider this General Release.  The Executive understands that she has seven (7) calendar days following her execution of this General Release to revoke it in writing, and that this General Release is not effective or enforceable until  the eighth (8th) calendar day after the day that the Executive executes this General Release .  For such revocation to be effective, notice must be received at the principal office of the Company, no later than 11:59 p.m. on the seventh (7th) calendar day after the date on which the Executive has signed this General Release.  The Executive expressly agrees that, in the event she revokes this General Release, the Company shall not be obligated to pay her any amounts the payment of which is expressly conditioned under the Retirement Agreement on the effectiveness of this General Release.

IN WITNESS WHEREOF, the Executive has executed this General Release, on the date set forth below.

ACCEPTED AND AGREED TO:

Prabhavathi Fernandes, Ph.D

/s/ Prabhavathi Fernandes

A-2

2= 2 "697154-BOSSR01A - MSW"